Exhibit 10.1

BEARINGPOINT, INC.

$220,000,000

5.95% Series A Senior Notes due 2005
6.43% Series B Senior Notes due 2006
6.71% Series C Senior Notes due 2007

NOTE PURCHASE AGREEMENT

Dated as of November 26, 2002

i

	5.17.	Status under Certain Statutes	11
	5.18.	Environmental Matters	11
	5.19.	Representations of Subsidiary Guarantors	12
6.	REPRESENTATIONS OF THE PURCHASER		12
	6.1.	Purchase for Investment	12
	6.2.	Source of Funds	12
7.	INFORMATION AS TO COMPANY		14
	7.1.	Financial and Business Information	14
	7.2.	Officer’s Certificate	17
	7.3.	Inspection	17
	7.4	Limitation on Disclosure Obligation	18
8.	PREPAYMENT OF THE NOTES; INTEREST ON THE NOTES		18
	8.1.	Maturity	18
	8.2.	Optional Prepayments with Make-Whole Amount	18
	8.3.	Allocation of Partial Prepayments	19
	8.4.	Prepayments in Connection with a Change in Control	19
	8.5.	Maturity; Surrender, etc.	20
	8.6.	Purchase of Notes	21
	8.7.	Make-Whole Amount	21
	8.8.	Interest	22
9.	AFFIRMATIVE COVENANTS		23
	9.1.	Compliance with Law	23
	9.2.	Insurance	23
	9.3.	Maintenance of Properties	23
	9.4.	Payment of Taxes and Claims	23
	9.5.	Corporate Existence, etc.	24
	9.6.	Subsidiary Guarantees; Release	24
10.	NEGATIVE COVENANTS		25
	10.1.	Transactions with Affiliates	25
	10.2.	Merger, Consolidation, etc.	25
	10.3.	Liens	26
	10.4.	Sale of Assets	28
	10.5.	Leverage Ratio	29
	10.6.	Priority Indebtedness	29
	10.7.	Indebtedness of Subsidiaries	29
	10.8.	Fixed Charge Coverage Ratio	30
	10.9.	Consolidated Net Worth	30
	10.10.	Nature of Business	30

11.	EVENTS OF DEFAULT		30
12.	REMEDIES ON DEFAULT, ETC.		33
	12.1.	Acceleration	33
	12.2.	Other Remedies	33
	12.3.	Rescission	34
	12.4.	No Waivers or Election of Remedies, Expenses, etc.	34
13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		34
	13.1.	Registration of Notes	34
	13.2.	Transfer and Exchange of Notes	35
	13.3.	Replacement of Notes	35
14.	PAYMENTS ON NOTES		36
	14.1.	Place of Payment	36
	14.2.	Home Office Payment	36
15.	EXPENSES, ETC.		36
	15.1.	Transaction Expenses	36
	15.2.	Survival	37
16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		37
17.	AMENDMENT AND WAIVER		37
	17.1.	Requirements.	37
	17.2.	Solicitation of Holders of Notes	38
	17.3.	Binding Effect, etc.	38
	17.4.	Notes held by Company, etc.	38
18.	NOTICES		38
19.	REPRODUCTION OF DOCUMENTS		39
20.	CONFIDENTIAL INFORMATION		39
21.	SUBSTITUTION OF PURCHASER		40
22.	MISCELLANEOUS		41
	22.1.	Successors and Assigns	41
	22.2.	Payments Due on Non-Business Days	41
	22.3.	Severability	41
	22.4.	Construction	41
	22.5.	Counterparts	41
	22.6.	Governing Law	42

SCHEDULE A — INFORMATION RELATING TO PURCHASERS

SCHEDULE B — DEFINED TERMS

SCHEDULE 4.2 — Performance; No Default

SCHEDULE 4.9 — Changes in Corporate Structure

SCHEDULE 5.3 — Disclosure Materials

SCHEDULE 5.4 — Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5 — Financial Statements

SCHEDULE 5.8 — Certain Litigation

SCHEDULE 5.11 — Patents, etc.

SCHEDULE 5.14 — Use of Proceeds

SCHEDULE 5.15 — Existing Indebtedness/Liens

EXHIBIT 1-A — Form of 5.95% Series A Senior Note due 2005

EXHIBIT 1-B — Form of 6.43% Series B Senior Note due 2006

EXHIBIT 1-C — Form of 6.71% Series C Senior Note due 2007

EXHIBIT 4.4(a) — Form of Opinion of Special Counsel for the Company

EXHIBIT 4.4(b) — Form of Opinion of Special Counsel for the Purchasers

EXHIBIT 4.10 — Form of Subsidiary Guarantee

BEARINGPOINT, INC.
1676 International Drive
McLean, Virginia 22102-4828

5.95% Series A Senior Notes due 2005
6.43% Series B Senior Notes due 2006
6.71% Series C Senior Notes due 2007

As of November 26, 2002

TO THE PURCHASER WHOSE NAME
  APPEARS IN THE ACCEPTANCE FORM
  AT THE END HEREOF:

Ladies and Gentlemen:

BEARINGPOINT, INC., a Delaware corporation (the “Company”), agrees with you as follows:

1.	AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $220,000,000 aggregate principal amount of its senior notes, of which $29,000,000 aggregate principal amount shall be its 5.95% Series A Senior Notes due 2005 (the “Series A Notes”), $46,000,000 aggregate principal amount shall be its 6.43% Series B Senior Notes due 2006 (the “Series B Notes”) and $145,000,000 aggregate principal amount shall be its 6.71% Series C Senior Notes due 2007 (the “Series C Notes” and, together with the Series A Notes and the Series B Notes, the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement or the Other Agreements (as hereinafter defined)). The Series A Notes, Series B Notes and Series C Notes shall be substantially in the form set out in Exhibits 1-A, 1-B and 1-C, respectively, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Payment of the principal of, Make-Whole Amount (if any) and interest on the Notes and other amounts owing hereunder shall be unconditionally guaranteed by the Subsidiary Guarantors as provided in the Subsidiary Guarantees.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the respective series and in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the “Other Agreements”) identical with this Agreement with each of the other purchasers named in Schedule A (the “Other Purchasers”), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified opposite its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005, at 10:00 a.m., New York City time, at a closing (the “Closing”) on November 26, 2002. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note for each series to be so purchased (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number                  at JPMorgan Chase Bank, New York, New York, ABA No. 021000021. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Company in this Agreement and of the Subsidiary Guarantors in the Subsidiary Guarantee shall be correct when made and at the time of the Closing.

4.2.	Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing. Except as set forth on Schedule 4.2, neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10.1 or 10.4 hereof had such Sections applied since such date.

4.3.	Compliance Certificates.

(a)    Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)    Secretary’s Certificate. The Company and each Subsidiary Guarantor shall have delivered to you a certificate, dated the date of the closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the Other Agreements (in the case of the Company) and of the Subsidiary Guarantee (in the case of each Subsidiary Guarantor).

4.4.	Opinions of Counsel.

You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Fried, Frank, Harris, Shriver & Jacobson, counsel for the Company and the Subsidiary Guarantors, and David Schwiesow, Associate General Counsel for the Company covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Milbank, Tweed, Hadley & McCloy LLP, your special New York counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

4.5.	Purchase Permitted By Applicable Law, etc.

On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as

Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6.	Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.7.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8.	Private Placement Number.

A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each series of Notes.

4.9.	Changes in Corporate Structure.

Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.	Subsidiary Guarantee.

Such Purchaser shall have received a true and complete copy of the Subsidiary Guarantee, duly executed and delivered by each Subsidiary Guarantor required to have so executed and delivered a Subsidiary Guarantee pursuant to Section 9.6(a), the Subsidiary Guarantee shall be in full force and effect, and the representations and warranties of the Subsidiary Guarantors in the Subsidiary Guarantee shall be correct when made and at the time of Closing.

4.11.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

5.1.	Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact (each as described in the Memorandum), to execute and deliver this Agreement and the Other Agreements and the Notes and to perform the provisions hereof and thereof.

5.2.	Authorization, etc.

This Agreement and the Other Agreements and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Disclosure.

The Company, through its agent, J.P. Morgan Securities Inc., has delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated October 17, 2002 (such document, including all appendices thereto, the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since June 30, 2002, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether as of the date of the Closing such Subsidiary shall be (x) a Material Subsidiary, (y) a Subsidiary Guarantor or (z) a Domestic Subsidiary or Foreign Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact (each as described in the Memorandum).

(d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and limitations imposed by statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.	Financial Statements.

The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6.	Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7.	Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.8.	Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction (taking into account granted extensions of the due dates thereof), and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no reasonable basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in all Material respects.

5.10.	Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that the Company or any Subsidiary is party to as lessee and that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.	Licenses, Permits, etc.

Except as disclosed in Schedule 5.11,

(a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b) to the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent,

copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12.	Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

5.13. Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 60 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.14. Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 10% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15. Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of September 30, 2002, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

5.16. Foreign Assets Control Regulations, etc.

Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism).

5.17. Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

5.18. Environmental Matters.

Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

(a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19. Representations of Subsidiary Guarantors.

The representations and warranties of each Subsidiary Guarantor contained in the Subsidiary Guarantee of such Subsidiary are true and correct as of the date they are made and will be true and correct at the time of Closing.

6. REPRESENTATIONS OF THE PURCHASER.

6.1. Purchase for Investment.

You represent that you (i) are an institutional accredited investor within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and (ii) are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2. Source of Funds.

You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in PTE 95-60 (issued July 12, 1995 and as amended by PTE 2002-13 (“PTE 95-60”)) in respect of which the amount of reserves and liabilities for the general account contract(s) held by or on behalf of any employee benefit plan (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof within the meaning of Section V(a) of PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with your state of domicile; or

(b) the Source is a separate account of an insurance company that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Sections I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

(e) the Source constitutes assets of a “plan” or more than one “plan” (within the meaning of Part IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Sections I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7. INFORMATION AS TO COMPANY.

7.1. Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period ending 15 days after the period that is then applicable to the filing of a Form 10-Q with the Securities and Exchange Commission in accordance with applicable rules and regulations) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements — within 105 days (or such shorter period ending 15 days after the period that is then applicable to the filing of a Form 10-K with the Securities and Exchange Commission in accordance with applicable rules and regulations) after the end of each fiscal year of the Company, duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall contain a statement to the effect that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) a certificate of such accountants indicating whether or not in connection with their audits, anything came to their attention that caused them to believe that the Company failed to comply with any terms, covenants or conditions of Sections 10.5, 10.6, 10.7, 10.8 or 10.9 (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain such knowledge since their audit was not directed primarily toward obtaining knowledge of such noncompliance in making an audit in accordance with generally accepted auditing standards), provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant’s certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g) Material Adverse Events — promptly, and in any event within five days after a Responsible Officer becoming aware thereof, notice of any event or condition that results in, or could reasonably be expected to have, a Material Adverse Effect;

(h) Notice of Control Event — promptly, and in any event within fifteen Business Days after a Responsible Officer becoming aware thereof, notice of any Control Event describing such Control Event in reasonable detail (including the Persons party thereto), provided that to the extent the Company is not permitted legally, pursuant to confidentiality provisions entered into in good faith in connection with the transactions relating to such Control Event or otherwise, to make any such disclosure at such time, such notice shall be provided as soon thereafter as the Company reasonably believes it is legally permitted to make such disclosure; and

(i) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2. Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.3 through 10.9, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3. Inspection.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

7.4 Limitation on Disclosure Obligation.

The Company shall not be required to disclose any information pursuant to Section 7.1(i) or 7.3 (x) to any Competitor or (y) if the Company is prohibited from disclosing such information by the terms of an obligation of confidentiality contained in any agreement which is binding upon the Company and which was entered into on normal commercial terms (and not in contemplation of this clause (y)), provided that the Company shall make a good faith attempt (i) to include in any such agreement entered into after the date hereof customary exceptions with respect to the disclosure of information to the Company’s lenders and creditors that have agreed to take such information on a confidential basis and (ii) to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information if reasonably requested to do so by the holder or holders of the Notes requesting such information.

8. PREPAYMENT OF THE NOTES; INTEREST ON THE NOTES.

8.1. Maturity.

As provided therein, the entire unpaid principal amount of the Series A Notes, Series B Notes and Series C Notes shall be due and payable on November 26, 2005, November 26, 2006 and November 26, 2007, respectively.

8.2. Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an aggregate amount not less than $5,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the applicable Make-Whole Amounts determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amounts due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amounts as of the specified prepayment date.

8.3. Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the Company shall prepay the same percentage of the unpaid principal amount of the Notes of each series, and the principal amount of the Notes of each series so to be prepaid shall be allocated among all of the Notes of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4. Prepayments in Connection with a Change in Control.

(a) Notice of Change in Control. The Company will, promptly, and in any event within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes unless notice in respect of such Change in Control shall have been given pursuant to Subsection (b) below. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in Subsection (c) below and shall be accompanied by the certificate described in Subsection (g) below.

(b) Notice of Proposed Change in Control. If the Company proposes to take any action (or is otherwise aware of any action which will be taken by any other Person or Persons) that the Company reasonably believes will result in the consummation of a Change in Control, the Company may at least 30 days prior to the taking of such action give written notice thereof to each holder of Notes containing and constituting an offer to prepay Notes as described in Subsection (c) below, accompanied by the certificate described in Subsection (g) below, and contemporaneously with such action, prepay all Notes required to be prepaid in accordance with this Section 8.4.

(c) Offer to Prepay Notes. The offer to prepay Notes contemplated by Subsections (a) and (b) above shall be an offer to prepay, in accordance with and subject to this Section 8.4, all, but not less than all, the Notes held by each holder of a Note on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by Subsection (a) above, such date shall be not less than 30 days and not more than 60 days after the date of such offer. If such Proposed Prepayment Date is in connection with an offer contemplated by Subsection (b) above, such date shall be the date that the Company reasonably believes the Change in Control will be consummated.

(d) Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.4 by causing a notice of such acceptance to be delivered to the Company at least 10 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.4 shall be deemed to constitute an acceptance of such offer by such holder.

(e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.4 shall be at 100% of the principal amount of such Notes, plus the Make-Whole Amount determined for the date of prepayment with respect to such principal amount, together with interest on such Notes accrued to the date of prepayment. Two Business Days preceding the date of prepayment, the Company shall deliver to each holder of Notes being prepaid a statement showing the Make-Whole Amount due in connection with such prepayment and setting forth the details of the computation of such amount. The prepayment shall be made on the Proposed Prepayment Date except as provided in Subsection (f) below.

(f) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers made in accordance with Subsection (b) above and accepted in accordance with Subsection (d) above is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.4 in respect of such Change in Control shall be deemed rescinded).

(g) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.4 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.4; (iii) the principal amount of each Note offered to be prepaid (which shall be the outstanding principal amount of each Note); (iv) the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation; (v) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

8.5. Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6. Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 30 days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7. Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or 8.4 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) (i) if such Called Principal is to be prepaid pursuant to Section 8.4, 0.75% or

(ii) if such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, 0.50% plus (y) the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on Bloomberg Financial Markets (or such other display as may replace Page PX1 on Bloomberg Financial Markets) for actively traded U.S. Treasury securities having a maturity equal to the remaining term of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the remaining term of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such remaining term and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such remaining term.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon (at the rate in effect on the date of calculation) that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.4 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or 8.4 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.8. Interest.

(a) Interest will accrue and be payable on each Note in the amounts and at the times specified in the first paragraph thereof. Notwithstanding anything above or in any Note to the contrary, upon the occurrence and as of the date of a Credit Rating Event and for so long as such Credit Rating Event shall continue, interest shall accrue and be payable on each Note at a rate per annum that is equal to the respective rate of interest applicable to such Note pursuant to the first paragraph thereof plus 1.00%.

(b) Promptly, and in any event within five Business Days after (i) the occurrence of a Credit Rating Event or (ii) a Credit Rating Event ceases to exist, the Company shall give written notice thereof to the holders of all outstanding Notes, which notice shall refer specifically to this Section 8.8.

9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1. Compliance with Law.

The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2. Insurance.

The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if reserves are maintained with respect thereto in accordance with GAAP) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3. Maintenance of Properties.

The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and an appropriate officer of the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4. Payment of Taxes and Claims.

The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have or would become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5. Corporate Existence, etc.

Subject to any transactions taken in compliance with Sections 10.2 and 10.4, the Company will at all times preserve and keep in full force and effect its corporate existence, and the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect the corporate existence of any Subsidiary or any such right or franchise of the Company or any Subsidiary could not, individually or in the aggregate, have a Material Adverse Effect.

9.6. Subsidiary Guarantees; Release.

(a) The Company will ensure that, at all times, (i) each Material Subsidiary (other than KCI Funding Corporation (or any other similar special purpose entity used in respect of a Receivables Purchase Facility) and any Foreign Subsidiary) and (ii) each Subsidiary that has outstanding a Guaranty with respect to any Credit Facility (or is otherwise a co-obligor or jointly liable with respect to any such Credit Facility), will execute and deliver to each holder of any Note a Subsidiary Guarantee.

The Company will cause any Subsidiary in existence on the date hereof that is required to execute and deliver a Subsidiary Guarantee pursuant to this Subsection (a) to do so as contemplated by Section 4.10.

The Company will cause any Subsidiary which is required to execute and deliver a Subsidiary Guarantee pursuant to this Subsection (a) after the date hereof to do so (x) in the case of clause (i) above, within 30 days after such Subsidiary shall become a Material Subsidiary and (y) in the case of clause (ii) above, simultaneously with such Subsidiary providing a Guaranty with respect to any Credit Facility (or becoming a co-obligor or jointly liable with respect thereto).

(b) In connection with the execution and delivery by any Subsidiary of a Subsidiary Guarantee pursuant to Subsection (a) after the date of the Closing, the Company will cause to be delivered to each holder of any Note certificates and an opinion of counsel relating to such Subsidiary and such Subsidiary Guarantee substantially in the forms of the certificates and opinion delivered in connection with the Closing pursuant to Section 4 with respect to the original Subsidiary Guarantors and Subsidiary Guarantee.

(c) Notwithstanding anything in this Agreement or in the Subsidiary Guarantee to the contrary, upon notice by the Company to each holder of a Note (which notice shall contain a certification by the Company as to the matters specified in clauses (x) and (y) below), any Subsidiary Guarantor specified in such notice shall cease to be a Subsidiary Guarantor and shall be automatically released from its obligations under the Subsidiary Guarantee (without the need for the execution or delivery of any other document by any holder of any Note or any other Person) if, as at the date of such notice (x) after giving effect to such release, no Default or Event of Default shall have occurred and be continuing and (y) (i) such Subsidiary Guarantor shall no longer be a Material Subsidiary or shall no longer be a Domestic Subsidiary and (ii) such Subsidiary Guarantor shall not have outstanding a Guaranty with respect to any Credit Facility (and shall not otherwise be a co-obligor or jointly liable with respect to any Credit Facility).

10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1. Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2. Merger, Consolidation, etc.

The Company will not, and will not permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) in the case of the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent Person organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such Person, (i) such Person shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this

Agreement, the Other Agreements and the Notes and (ii) the Company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b) in the case of any Subsidiary, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of such Subsidiary as an entirety, as the case may be (the “Subsidiary Successor”), shall be (1) the Company, such Subsidiary or another Subsidiary and, if any such Subsidiary is a Subsidiary Guarantor and any Subsidiary Successor (other than the Company) in relation thereto shall not be a Subsidiary Guarantor, (i) such Subsidiary Successor shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guarantee and (ii) the Company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel in the appropriate jurisdiction, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof or (2) any other Person so long as the transfer of all of the assets of such Subsidiary would have otherwise been permitted by Section 10.4 and such transaction is treated as a Disposition of the assets of such Subsidiary for purposes of Section 10.4; and

(c) immediately after giving effect to any such transaction, no Default or Event of Default shall have occurred and be continuing (as of the actual date of such transaction and, in the case of Sections 10.5 and 10.8, assuming that such transaction had occurred on the last day of the fiscal quarter of the Company immediately preceding the actual date of such transaction).

No such conveyance, transfer or lease of substantially all of the assets of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor, as the case may be, or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under (x) this Agreement or the Notes, in the case of the Company, or (y) the applicable Subsidiary Guarantee, in the case of any Subsidiary Guarantor.

10.3. Liens.

The Company will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon or with respect to any property or assets, whether now owned or hereafter acquired, of the Company or any Subsidiary, unless the Notes are equally and ratably secured with a Lien over such property or assets pursuant to documentation reasonably satisfactory to the Required Holders, excluding from the operation of this Section:

(a) Liens for taxes, assessments or governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the proviso to Section 9.4;

(b) (i) Liens incidental to the normal conduct of the business of the Company or any Subsidiary or the ownership of their properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens), which are not incurred in connection with the incurrence of Indebtedness and which do not in the aggregate materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole, or the value of such property for the purpose of such business, and (ii) Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers’ compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other similar Liens, in each case incurred in the ordinary course of business and not in connection with the incurrence of Indebtedness;

(c) Liens resulting from judgments, unless such judgments are not, within 60 days, discharged or stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(d) Liens securing Indebtedness of a Subsidiary owed to the Company or to another Subsidiary;

(e) Liens securing Indebtedness of the Company or any Subsidiary outstanding at Closing as specified in Schedule 5.15 (excluding, however, any Lien created in connection with the Receivables Purchase Facility);

(f) Liens arising from leases or subleases granted to others, easements, rights-of-way, minor survey exceptions, zoning restrictions and other similar charges or encumbrances on real property, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any Subsidiary, and that, in the aggregate, do not materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole, or the value of such all property for the purpose of such business;

(g) Liens (i) existing on property at the time of its acquisition by the Company or a Subsidiary (and not created in contemplation thereof); (ii) in respect of assets (including capital stock) or property acquired, constructed or improved by the Company or a Subsidiary after the date hereof, which Liens are created at the time of acquisition or the completion of construction or improvement of such property or within 180 days thereof to secure the purchase price or the cost of construction or improvement thereof; or (iii) existing on property of a Person at the time such Person is consolidated with or merged into the Company or a Subsidiary (and not created in contemplation thereof); provided that any such

Lien shall attach solely to the assets or property acquired or constructed or improved and the principal amount of the Indebtedness secured by such Lien shall not exceed the cost of acquisition or construction or improvement of such property;

(h) any Lien renewing, extending or replacing any Liens permitted by Subsection (e) or (g) above, provided that (i) the maximum amount of the Indebtedness which could be available under such Indebtedness and is secured thereby immediately before giving effect to such renewal, extension or replacement is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after giving effect to such extension, renewal, or refunding, no Default or Event of Default would exist; and

(i) in addition to the Liens described in Subsections (a) through (h), inclusive, above, any other Lien securing Indebtedness of the Company or any Subsidiary, provided that upon the incurrence thereof and after giving effect thereto the Company is in compliance with Section 10.6.

10.4. Sale of Assets.

The Company will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any of its properties or assets (collectively, a “Disposition”), except:

(a) Dispositions in the ordinary course of business;

(b) Dispositions of property by the Company or any Subsidiary within 180 days after the acquisition or construction of such property where the Company or such Subsidiary as part of the same transaction leases such property as lessee;

(c) Dispositions to the Company or a Subsidiary;

(d) Dispositions of receivables related to the Receivables Purchase Facility;

(e) Dispositions of obsolete, worn-out, surplus or other property not useful in the conduct of the business of the Company and its Subsidiaries; and

(f) other Dispositions, provided that such Dispositions are for fair market value and (i) the aggregate book value of the properties and assets subject to all such Dispositions pursuant to this clause (i) of this Subsection (f) during any fiscal year of the Company does not exceed 10% of Consolidated Total Assets as at the end of the immediately preceding fiscal year of the Company or (ii) within 365 days after any such Disposition, the proceeds thereof are used (x) to purchase productive assets for use by the Company or any Subsidiary in their business or (y) to prepay or repay any Indebtedness of the Company or any Subsidiary which is not subordinated in right of payment to the Notes.

Any Disposition of shares of stock of any Subsidiary shall, for purposes of this Section, be valued at an amount that bears the same proportion to the total assets of such Subsidiary as the number of such shares bears to the total number of shares of stock of such Subsidiary.

10.5. Leverage Ratio.

The Company will not permit, as of the last day of any fiscal quarter of the Company, the ratio of (i) Consolidated Indebtedness as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on such date, to exceed 2.50 to 1.00.

10.6. Priority Indebtedness.

The Company will not permit at any time Priority Indebtedness to exceed 10% of Consolidated Total Assets.

10.7. Indebtedness of Subsidiaries.

The Company will not permit any Subsidiary to create, assume, incur, guarantee or otherwise become liable in respect of any Indebtedness, excluding from the operation of this Section:

(a) Indebtedness owing to the Company or to any Subsidiary;

(b) Indebtedness outstanding on the date hereof as specified in Schedule 5.15 (excluding, however, any Indebtedness attributable to the Receivables Purchase Facility) and any renewal, extension or refunding thereof, provided that (i) the maximum amount of the Indebtedness which could be available under such Indebtedness immediately before giving effect to such renewal, extension or refunding is not increased and (ii) immediately after giving effect to such renewal, extension or refunding, no Default or Event of Default would exist;

(c) Indebtedness of Subsidiaries secured by Liens pursuant to Section 10.3(g);

(d) Indebtedness of a Person outstanding at the time such Person becomes a Subsidiary (including by way of acquisition, merger, consolidation or otherwise), or Indebtedness related to an asset acquired by a Person, provided that (i) such Indebtedness is not incurred in anticipation thereof and (ii) no Default or Event of Default shall result therefrom, and provided further that such Indebtedness may not be extended, renewed or refunded unless otherwise permitted pursuant to Subsection (g) below;

(e) obligations arising from agreements by a Subsidiary to provide for indemnification, earn-outs or other similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing such an obligation of a Subsidiary pursuant to such an agreement, in each case, incurred in connection with the acquisition or disposition of any business, assets or capital stock of a Subsidiary;

(f) Guarantees by Subsidiary Guarantors of Indebtedness of the Company or another Subsidiary; and

(g) Indebtedness in addition to that described in Subsections (a) through (f) above, provided that upon the incurrence thereof and after giving effect thereto the Company is in compliance with Section 10.6.

10.8. Fixed Charge Coverage Ratio.

The Company will not permit, as of the last day of any fiscal quarter of the Company, the ratio of (i) Income Available for Fixed Charges for the period of four consecutive fiscal quarters of the Company ending on such date to (ii) Fixed Charges for such period, to be less than 2.00 to 1.00.

10.9. Consolidated Net Worth.

The Company will not at any time permit Consolidated Net Worth to be less than the sum of (i) $832,654,000 plus (ii) an amount equal to the sum of 50% of Consolidated Net Income of the Company for each completed fiscal quarter of the Company ending after September 30, 2002 (but only if Consolidated Net Income for such quarter is positive).

10.10. Nature of Business.

The Company will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged in at Closing as described in the Memorandum.

11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Sections 10.1 through 10.10, inclusive; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement or any Subsidiary Guarantee or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(g) the Company, any Subsidiary Guarantor or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, any Subsidiary Guarantor or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any Subsidiary Guarantor or any Material Subsidiary, or any such petition shall be filed against the Company, any Subsidiary Guarantor or any Material Subsidiary and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 (excluding any judgment which is covered by insurance and as to which the insurer has admitted liability in writing) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k) any Subsidiary Guarantee shall cease to be in full force and effect (other than in accordance with Section 9.6(c)) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guarantee.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12. REMEDIES ON DEFAULT, ETC.

12.1. Acceleration.

(a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the applicable Make-Whole Amounts determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3. Rescission.

At any time after any Notes have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, by any Subsidiary Guarantee or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1. Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2. Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver within five Business Days, at the Company’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note and the surrendered Note shall be marked “cancelled”. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1-A, 1-B or 1-C, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3. Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 in excess of the outstanding principal amount of such Note, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver within five Business Days, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14. PAYMENTS ON NOTES.

14.1. Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JP Morgan Chase Bank in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2. Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon and surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

15. EXPENSES, ETC.

15.1. Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of one special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guarantee or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guarantee or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guarantee or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

15.2. Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17. AMENDMENT AND WAIVER.

17.1. Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guarantee unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3. Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4. Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, other than a Competitor, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein other than a Competitor, (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company other than a Competitor, (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes or this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.    SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22.    MISCELLANEOUS.

22.1.  Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2.  Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3.  Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4.  Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5.  Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6.  Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

BEARINGPOINT, INC.

By
Title:

The foregoing is hereby
agreed to as of the
date thereof.

[NAME OF PURCHASER]

By
Name:
Title:

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term. Financial terms not otherwise defined shall have the meaning in accordance with GAAP:

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change in Control” means any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act as in effect on the date hereof) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date hereof) becoming the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date hereof), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Company’s voting stock; provided, however, in the event the Company enters into any transaction pursuant to which the Company becomes a wholly-owned Subsidiary of another entity and the purpose of such transaction is to create a new holding company, such transaction shall not be deemed to be a Change in Control, so long as the owners, and their ownership percentage, of the new holding company remains the same as the ownership, and their ownership percentage, of the Company prior to such transaction.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means BearingPoint, Inc., a Delaware corporation, or any successor thereto that shall have become such in the manner prescribed in Section 10.2.

“Competitor” means a Person engaged and competing with the Company or any of its Subsidiaries in the consulting or systems integration business; provided, however, that the term “Competitor” shall not include any entity described in clause (c) of the definition of Institutional Investor by reason of such entity’s ownership for investment purposes of debt or equity securities of a Person that is a Competitor.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in computing such Consolidated Net Income and without duplication of, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation and amortization expense, (iv) amortization of intangibles, (v) any extraordinary or non-recurring expenses or losses, (vi) all amounts attributable to the impairment of goodwill or other intangibles or any non-cash loss associated with the sale or write-down of assets not in the ordinary course of business, (vii) any non-cash compensation expense arising from the Company’s pre-acquisition commitment to issue shares of its common stock to key employees of acquired businesses and (viii) all-non-cash losses associated with foreign currency translations or interest rate hedging transactions (including the result of marking to market any investment or hedging arrangement thereto) and minus, to the extent included in Consolidated Net Income for such period, the sum of (i) any extraordinary or non-recurring income or gains, and (ii) any item included in other income that is non-cash income. For purposes of calculating Consolidated EBITDA for any period, if during such period, and after the date hereof, the Company or any Subsidiary shall have made an acquisition or disposition in an amount greater than $50,000,000, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto and any Indebtedness incurred or assumed in connection therewith as if such acquisition or disposition, as the case may be, occurred and such Indebtedness had been incurred or assumed on the first day of such period.

“Consolidated Indebtedness” means, as of any date, the aggregate outstanding Indebtedness of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the sum (without duplication) of (i) all interest in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest with respect to Capital Leases) deducted in determining Consolidated Net Income for such period, and (ii) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period, but excluding any net costs associated with hedging obligations in each case determined on a consolidated basis in accordance with GAAP.

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“Consolidated Lease Expense” means, for any period, the sum of the amount of rental and related obligations required to be paid during such period by the Company or any Subsidiary as lessee under all leases (other than Capital Leases) of (i) real property and (ii) personal property having rental obligations in an amount exceeding $5,000,000 in the aggregate on an annual basis.

“Consolidated Net Income” means, for any period, the net income of the Company and its Subsidiaries for such period (excluding the impact of expensing stock options), determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, as of any date, total stockholders’ equity of the Company and its Subsidiaries as of such date (excluding the impact of expensing stock options), determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Control Event” means (a) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control or (b) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control.

“Credit Agreement” means, the $250,000,000 Revolving Credit Facility Credit Agreement dated as of May 29, 2002 by and among the Company (then called KPMG Consulting, Inc.), as borrower, BearingPoint Consulting, LLC (then called KPMG Consulting, LLC), as a guarantor, the other guarantors party thereto, the banks party thereto, PNC Bank, National Association, as Administrative Agent and the other agents party thereto as the same may be amended, restated or modified from time to time.

“Credit Facility” means the Credit Agreement and any other credit facility, indenture, purchase, credit or similar agreement to which the Company is a party or is bound and pursuant to which debt for borrowed money shall be incurred.

“Credit Rating Event” is an event that shall have occurred and shall be continuing at any time that (i) the rating of the Company’s senior unsecured long-term debt shall be below BBB- (in the case of S&P) or Baa3 (in the case of Moody’s) or (ii) either S&P or Moody’s shall fail to have in effect a rating of the Company’s senior unsecured long-term debt.

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“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Note, that rate of interest that is the greater of (i) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of such Note or, if applicable, the rate of interest determined pursuant to Section 8.8 with respect to such Note or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate.

“Disposition” is defined in Section 10.4.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia, other than any such Subsidiary that has no material assets other than capital stock of or other investments in one or more Foreign Subsidiaries.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fixed Charges” means, for any period, the sum of (i) Consolidated Interest Expense for such period, and (ii) Consolidated Lease Expense for such period.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

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“Governmental Authority” means

(a)        the government of

(i)        the United States of America or any State or other political subdivision thereof, or

(ii)        any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)        any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)        to purchase such indebtedness or obligation or any property constituting security therefor;

(b)        to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)        to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)        otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of

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which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Income Available for Fixed Charges” means, for any period, the sum of (i) Consolidated EBITDA for such period and (ii) Consolidated Lease Expense for such period.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)    its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock (unless any applicable mandatory redemption with respect thereto is not applicable until after the maturity of the Notes);

(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)    all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)    all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions, excluding, however, contingent obligations in respect of reimbursement agreements, performance bonds, letters of credit supporting client engagements or bids or similar agreements in respect of letters of credit or any such instrument; and

(f)    any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Without limiting the foregoing, the liabilities of the Company and its Subsidiaries with respect to amounts outstanding under the Receivables Purchase Facility shall be deemed to be Indebtedness for purposes of this Agreement.

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“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 2% of the aggregate principal amount of the Notes then outstanding that is not a Competitor, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties and results of operations of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes or any Subsidiary Guarantee.

“Material Subsidiary” means, as of any date, any Subsidiary which (together with its Subsidiaries) (i) accounts for more than 5% of the Consolidated Total Assets as of such date or (ii) accounted for more than 5% of the consolidated revenue of the Company and its Subsidiaries for the period of the four consecutive fiscal quarters of the Company ending on or immediately prior to such date.

“Memorandum” is defined in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Agreements” is defined in Section 2.

“Other Purchasers” is defined in Section 2.

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“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Priority Indebtedness” means, as of any date, (without duplication) the sum of (i) all outstanding unsecured Indebtedness on such date of all Subsidiaries of the Company other than any such Indebtedness incurred pursuant to Subsections (a) through (f), inclusive, of Section 10.7 and (ii) all outstanding Indebtedness on such date of the Company or any Subsidiary secured by any Lien other than pursuant to Subsections (a) through (h), inclusive, of Section 10.3.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Receivables Purchase Facility” means that certain $150,000,000 receivables purchase facility dated May 22, 2000 among the Company, as servicer, BearingPoint, LLC as originator, KCI Funding Corporation, as the seller, Market Street Funding Corporation as the purchaser and PNC Bank as the program administrator and liquidity agent and the other parties thereto, as previously and hereafter amended, and any renewal, extension or replacement thereof so long as the amount of such renewal, extension or replacement does not exceed $150,000,000.

“Required Holders” means, at any time, the holders of a majority in aggregate principal amount of all of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

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“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“Series C Notes” is defined in Section 1.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does (or intends to with respect to new entities) ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantee” means a guarantee of a Subsidiary Guarantor of the obligations of the Company under this Agreement and the Notes, substantially in the form of Exhibit 4.10.

“Subsidiary Guarantor” means any Subsidiary that has executed and delivered a Subsidiary Guarantee pursuant to the provisions of Section 9.6.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

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